EXHIBIT 11

                    THE UPJOHN COMPANY AND SUBSIDIARIES

            COMPUTATION OF EARNINGS PER COMMON SHARE - PRIMARY
                   (In millions, except per-share data)

                                              Three Months Ended
                                                   March 31,
                                              --------------------
                                               1995        1994
                                               ----        ----
Earnings from continuing operations          $151.6       $123.9
Discontinued operations                                     10.8
                                             ------       ------
Net earnings                                  151.6        134.7
Dividends on preferred stock, net of tax        3.1          3.0
                                             ------       ------
Net earnings on common shares - primary      $148.5       $131.7
                                             ======       ======
Average number of common shares outstanding   173.1        173.3
Number of common shares issuable assuming
    exercise of stock options                    .6           .1
Contingently issuable incentive common shares    .3           .3
                                              -----        -----
Total shares - primary                        174.0        173.7
                                              =====        =====
Primary earnings per common share:
    Earnings from continuing operations        $.85         $.70
    Discontinued operations                                  .06
                                               ----         ----
    Net earnings                               $.85         $.76
                                               ====         ====

         COMPUTATION OF EARNINGS PER COMMON SHARE - FULLY DILUTED

Earnings from continuing operations          $151.6       $123.9
Discontinued operations                                     10.8
                                             ------       ------
Net earnings                                  151.6        134.7
Less ESOP contribution assumed to be required
  if preferred shares are converted into
  common shares                                (1.2)        (1.2)
                                             ------       ------
Net earnings on common shares-fully diluted  $150.4       $133.5
                                             ======       ======
Average number of common shares outstanding   173.1        173.3
Number of common shares issuable assuming
    exercise of stock options                   1.0           .1
Contingently issuable incentive common shares    .3           .3
Number of common shares issuable assuming
    conversion of preferred shares              7.3          7.4
                                              -----        -----
Total shares - fully diluted                  181.7        181.1
                                              =====        =====
Fully diluted earnings per common share:
    Earnings from continuing operations        $.83         $.68
    Discontinued operations                                  .06
                                               ----         ----
    Net earnings                               $.83         $.74
                                               ====         ====